United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

September 25, 2009
(Date of Report)

SAKER AVIATION SERVICES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52593	87-0617649
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Hangar Road, Avoca, Pennsylvania	18641
(Address of principal executive offices)	(Zip Code)

(507) 457-3400
(Registrant’s telephone number, including area code)

FirstFlight, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 29, 2009, Saker Aviation Services, Inc. (the “Company”) received a demand letter from Five Star Bank requesting payment of all principal and any accrued and unpaid interest and late charges due and payable under the Company's Line of Credit Note dated March 3, 2009 (the "Note") by January 1, 2010. The Bank also informed the Company that it would make no further advances to the Company under the Note. The approximate principal amount of the Note is $1 million.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 25, 2009, FirstFlight, Inc., a Nevada corporation, changed its corporate name to “Saker Aviation Services, Inc.”  The Company’s new ticker symbol is “SKAS.”  Outstanding stock certificates of the Company are not affected by the change in the corporate name and need not be exchanged as they continue to be valid.  The name change was accomplished through a short-form merger with a wholly-owned subsidiary newly formed for such purpose pursuant to Section 92A.180 of the Nevada General Corporate Law.  The name change did not require stockholder approval.  The Company’s Certificate of Incorporation and Bylaws have been amended to reflect this change in the Company’s corporate name.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Articles of Merger

3.2	Amended and Restated Bylaws of Saker Aviation Service, Inc., last amended and restated on September 25, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2009		SAKER AVIATION SERVICES, INC.

	By:	/s/ Ronald J. Ricciardi
Ronald J. Ricciardi
President and Chief Executive Officer